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                                                                 EXHIBIT 3.01(i)





                              AMENDED AND RESTATED

                            CERTIFICATE OF FORMATION

                                       OF

                                 MAN AP 130, LLC



     This Amended and Restated Certificate of Formation of Man AP 130, LLC (the "LLC"), dated as of the 20th day of May, 2005, has been duly executed and is being filed by John M. Kelly, as an authorized person, in accordance with
Section 18-208 of the Delaware Limited Liability Company Act (6 Del.C. ss.18-208) to amend and restate the original Certificate of Formation, which was filed on April 14, 2005 with the Secretary of State of the State of Delaware (the "Certificate"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. ss.18-101, et seq.).

     The Certificate is hereby amended and restated in its entirety to read as follows:

     FIRST. The name of the limited liability company formed and continued hereby is Man-AHL 130, LLC.

     SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.



                                          /s/ John M. Kelly
                                          -----------------
                                          John M. Kelly
                                          Authorized Person